Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement for Megacorn Fund (the “Fund”) on Form N-2 of our reports dated August 25, 2025 and April 28, 2026, relating to the financial statements of Megacorn Fund LP (the “Predecessor Fund”), as of December 31, 2024, and December 31, 2025, and to the references to our firm under the headings “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 29, 2026